UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2015

BOSTON SCIENTIFIC CORPORATION

(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

300 Boston Scientific Way, Marlborough, Massachusetts	01752-1234
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 683-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors

On July 9, 2015, the Board of Directors (the “Board”) of Boston Scientific Corporation (the “Company”), upon the recommendation of the Nominating and Governance Committee, increased the number of directors comprising the Board from eleven to twelve and appointed Donna A. James to be a director of the Company, filling the vacancy, to hold office until the next annual meeting of stockholders, in each case, effective July 15, 2015.  Additionally, the Board appointed Ms. James to serve as a member of the Executive Compensation and Human Resources Committee and the Finance Committee, also effective July 15, 2015.

Under the Company’s non-employee director compensation program (the “Program”), Ms. James will receive standard non-employee director compensation, prorated for the time period from the effective date of her appointment to the date of the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”), which includes (i) a cash retainer of $72,900 (representing the prorated amount of the Program’s annual cash retainer of $90,000) and (ii) an equity award valued at $149,850 (representing the prorated amount of the Program’s annual grant of equity having a value of $185,000) vesting at the end of her term.  The actual number of shares to be granted to Ms. James will be determined on the date of grant, August 3, 2015, which is the first business day of the month following the month in which she will be appointed.

In connection with her appointment to the Board, the Company intends to enter into an indemnification agreement with Ms. James in substantially the same form as the Company has entered into with each of the Company’s existing directors and as previously filed with the Securities and Exchange Commission.

A copy of our press release announcing the appointment of Ms. James is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release issued by Boston Scientific Corporation dated July 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 15, 2015	BOSTON SCIENTIFIC CORPORATION

	By:	/s/ Vance R. Brown
Vance R. Brown
Vice President and Chief Corporate Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Boston Scientific Corporation dated July 15, 2015